Exhibit 5.1

[HOGAN & HARTSON LLP LETTERHEAD]

September 21, 2009

Board of Directors
Smithfield Foods, Inc.
200 Commerce Street
Smithfield, Virginia 23430

Ladies and Gentlemen:

We are acting as counsel to Smithfield Foods, Inc., a Virginia corporation (the “Company”), in connection with the public offering of up to 24,909,746 shares of the Company’s common stock, par value $.50 per share (the “Shares”), all of which Shares are to be sold by the Company, and the associated rights to purchase shares of the Company’s Series A Junior Participating Preferred Stock (the “Rights”), which Rights are to be issued pursuant to the Rights Agreement, dated as of May 30, 2001 (the “Rights Agreement”), between the Company and Computershare Investor Services, LLC, as Rights Agent (the “Rights Agent”), including up to 3,249,097 Shares and the associated Rights that the underwriters for the offering have the option to purchase solely to cover overallotments.  The Shares and the associated Rights are to be issued by the Company pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-143727) (the “Registration Statement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Prospectus and the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We also have assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Virginia Stock Corporation Act, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the term “Virginia Stock Corporation Act, as amended” includes the statutory provisions contained therein, all applicable provisions of the Virginia Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, following (i) the issuance and delivery of the Shares pursuant to the terms of the underwriting agreement relating to the offering, and (ii) receipt by the Company of the consideration for the Shares specified in such underwriting agreement and in the resolutions of the Pricing Committee established by the Board of Directors, the Shares and the associated Rights will be validly issued, and the Shares will be fully paid and nonassessable.

It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and the prospectus relating to the offering.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the prospectus relating to the offering.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP

HOGAN & HARTSON LLP